UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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United Parcel Service, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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55 Glenlake Parkway, N.E., Atlanta, Georgia 30328
Notice of Annual Meeting of Shareowners
May 4, 2006
To our Shareowners:
      United Parcel Service, Inc.’s annual meeting of shareowners will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 4, 2006, at 8:00 a.m. The purposes of the meeting are:

1.	To elect a board of directors to serve until our 2007 annual meeting of shareowners;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2006; and

3.	To transact any other business as may properly come before the meeting.
      Our board of directors has fixed the close of business on March 9, 2006 as the record date for determining holders of our common stock entitled to notice of, and to vote at, the annual meeting.

Teri P. McClure
Secretary
Atlanta, Georgia
March 20, 2006
      Your vote is important. Please vote by using the Internet, by telephone or by signing and returning the enclosed proxy card as soon as possible to ensure your representation at the annual meeting. Your proxy card contains instructions for each of these voting options.

55 Glenlake Parkway, N.E., Atlanta, Georgia 30328
PROXY STATEMENT
FOR THE
2006 ANNUAL MEETING OF SHAREOWNERS
      This proxy statement and proxy card are furnished in connection with the solicitation of proxies to be voted at our annual meeting of shareowners, which will be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 4, 2006, at 8:00 a.m. The proxy is solicited by our board of directors. This proxy statement and proxy card are being sent to our shareowners on or about March 20, 2006.

Why am I receiving this proxy statement and proxy card?
      You are receiving this proxy statement and proxy card because you own shares of United Parcel Service, Inc. common stock. This proxy statement describes issues on which we would like you to vote at our annual meeting of shareowners. It also gives you information on these issues so that you can make an informed decision.
      When you vote by using the Internet, by telephone or by signing and returning the proxy card, you appoint Michael L. Eskew and Teri P. McClure as your representatives at the annual meeting. They will vote your shares at the annual meeting as you have instructed them (or, if an issue that is not on the proxy card comes up for vote, in accordance with their best judgment). This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote by using the Internet, by telephone or by signing and returning your proxy card in advance.

Who is entitled to vote?
      Holders of our class A common stock and our class B common stock at the close of business on March 9, 2006 are entitled to vote. March 9, 2006 is referred to as the record date.
      In accordance with Delaware law, a list of shareowners entitled to vote at the meeting will be available in electronic form at the place of the annual meeting on May 4, 2006 and will be accessible in electronic form for ten days prior to the meeting at our principal place of business, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, and at the offices of Morris, Nichols, Arsht & Tunnell, 1201 North Market Street, Wilmington, Delaware 19899, between the hours of 9:00 a.m. and 5:00 p.m.

To how many votes is each share of common stock entitled?
      Holders of class A common stock are entitled to ten votes per share. Holders of class B common stock are entitled to one vote per share. On the record date, there were 442,308,745 shares of our class A common stock and 648,326,173 shares of our class B common stock outstanding and entitled to vote.
      The voting rights of any shareowner or shareowners as a group, other than any of our employee benefit plans, who beneficially own shares representing more than 25% of our voting power are limited so that the shareowner or group may cast only one one-hundredth of a vote with respect to each vote in excess of 25% of the outstanding voting power.

How do I vote?
      Shareowners of record may vote by using the Internet, by telephone or by mail as described below. Shareowners also may attend the meeting and vote in person. If you hold class B shares through a bank or broker, please refer to your proxy card or the information forwarded by your bank or broker to see which options are available to you.

•	You may vote by using the Internet. The address of the website for Internet voting is www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 3, 2006. Easy-to-follow instructions allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by using the Internet, you do not need to return your proxy card.

•	You may vote by telephone. The toll-free telephone number is noted on your proxy card. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m. Eastern Time on May 3, 2006. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you vote by telephone, you do not need to return your proxy card.

•	You may vote by mail. If you choose to vote by mail, simply mark your proxy card, date and sign it, and return it in the postage-paid envelope that we have provided.
      The method you use to vote will not limit your right to vote at the annual meeting if you decide to attend in person. Written ballots will be passed out to anyone who wants to vote at the annual meeting. If you hold your shares in “street name”, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the annual meeting.

How many votes do you need to hold the annual meeting?
      The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the annual meeting will constitute a quorum. If a quorum is present, we can hold the annual meeting and conduct business.

What if I change my mind after I return my proxy?
      You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	submitting a subsequent proxy by using the Internet, by telephone or by mail with a later date;

•	sending written notice of revocation to our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328; or

•	voting in person at the annual meeting.
      Attendance at the meeting will not by itself revoke a proxy.

On what items am I voting?
      You are being asked to vote on two items:

•	the election of a board of directors to serve until our 2007 annual meeting of shareowners; and

•	the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants for the year ending December 31, 2006.
      No cumulative voting rights are authorized, and dissenters’ rights are not applicable to these matters.

How may I vote for the nominees for director, and how many votes must the nominees receive to be elected?
      With respect to the election of nominees for director, you may:

•	vote FOR the election of the twelve nominees for director;

•	WITHHOLD AUTHORITY to vote for one or more of the nominees and vote FOR the remaining nominees; or

•	WITHHOLD AUTHORITY to vote for the twelve nominees.
      The twelve nominees receiving the highest number of affirmative votes will be elected as directors. This number is called a plurality.

What happens if a nominee is unable to stand for election?
      If a nominee is unable to stand for election, the board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. If the board designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

How may I vote for the ratification of the appointment of our independent registered public accountants, and how many votes must the proposal receive to pass?
      With respect to the proposal to ratify the appointment of our independent registered public accountants, you may:

•	vote FOR the proposal;

•	vote AGAINST the proposal; or

•	ABSTAIN from voting on the proposal.
      The ratification of the appointment of our independent registered public accountants must receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. If you abstain from voting on the proposal, it will have the same effect as a vote against the proposal.

How does the board of directors recommend that I vote?
      The board recommends a vote FOR all twelve director nominees and FOR the ratification of the appointment of our independent registered public accountants.

What happens if I sign and return my proxy card but do not provide voting instructions?
      If you return a signed card but do not provide voting instructions, your shares will be voted FOR all twelve director nominees and FOR the ratification of the appointment of our independent registered public accountants.

Will my shares be voted if I do not vote by using the Internet, by telephone or by signing and returning my proxy card?
      If you own class A shares and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, then your class A shares will not be voted and will not count in deciding the matters presented for shareowner consideration in this proxy statement. If your class A shares are held pursuant to the UPS Qualified Stock Ownership Plan and Trust and you do not vote by using the Internet, by telephone or by signing and returning your proxy card, the trustee will vote your shares for each proposal in the same proportion as the shares held pursuant to that plan for which voting instructions were received.

      If your class B shares are held in street name through a bank or broker, your bank or broker may vote your class B shares under certain circumstances if you do not provide voting instructions before the annual meeting, in accordance with New York Stock Exchange rules that govern the banks and brokers. These circumstances include “routine matters”, such as the election of directors and ratification of the appointment of our independent registered public accountants described in this proxy statement. With respect to these matters, therefore, if you do not vote your shares, your bank or broker may vote your shares on your behalf or leave your shares unvoted.

Can I receive future proxy materials and annual reports electronically?
      Yes. This proxy statement and the 2005 Annual Report to Shareowners are available on the investor relations page of our website located at www.shareholder.com/ups. Instead of receiving paper copies in the mail, shareowners can elect to receive an e-mail that provides a link to our future annual reports and proxy materials on the Internet. Opting to receive your proxy materials on-line will save us the cost of producing and mailing documents to your home or business, and will give you an automatic link to the proxy voting site.
      If you are a shareowner of record and wish to enroll in the electronic proxy delivery service, you may do so by going to www.icsdelivery.com/ups and following the prompts.

ELECTION OF DIRECTORS
(Proposal No. 1)
      There are twelve nominees to our board of directors this year. Nine of the nominees have served as directors since our last annual meeting. Michael Burns and Stuart Eizenstat were appointed to our board in August 2005. These directors were recommended to our Nominating and Corporate Governance Committee by one of our non-management directors. In addition, Scott Davis was appointed to our board in February 2006. All directors are elected annually to serve until the next annual meeting and until their respective successors are elected.
      Lea Soupata retired from our board on January 1, 2006. We thank Lea for her many years of dedicated service to the board and to UPS.
The board of directors recommends a vote FOR the election
to the board of each of the following nominees.

John J. Beystehner Age 54 Director since 2005
UPS Chief Operating Officer and President, UPS Airlines
John joined UPS in 1971 as a part-time clerk while attending Boston College. After graduating in 1973 with a bachelor’s degree in finance, he joined UPS full-time and then earned a law degree in 1977 from Suffolk University Law School. Between 1973 and 1982, John was involved in all phases of UPS’s package operations. He has held various positions in marketing, sales and air operations. John joined UPS’s Management Committee in 1999 when he was named Senior Vice President for worldwide sales and marketing, and assumed his current position in 2004.

Michael J. Burns Age 53 Director since 2005
Chairman, Chief Executive Officer and President, Dana Corporation
Michael is Chairman of the Board, President and Chief Executive Officer of Dana Corporation. He joined Dana Corporation in March 2004 after 34 years with General Motors Corporation. Michael had served as President of General Motors Europe since 1998.

D. Scott Davis Age 54 Director since 2006
Senior Vice President, Chief Financial Officer and Treasurer
A native of Oregon, Scott earned a bachelor’s degree in finance from Portland State University. After completing college, he spent several years with Arthur Andersen. Scott also completed an Advanced Management Program at the Wharton School of Business. He joined UPS in 1986 when the company acquired an Oregon technology company, II Morrow. He had served as the chief financial officer and then chief executive officer of II Morrow. From 1991 to 1998, Scott held positions of increasing responsibility as treasury manager, financial reports and plans manager and accounting manager. From late 1998 to early 2000, he served as chief executive officer of Overseas Partners, Ltd., a Bermuda reinsurance company. Scott rejoined UPS as its vice president of finance in 2000. In that position, he was responsible for banking, investments, mergers and acquisitions, tax and investor relations. Scott joined the UPS Management Committee and assumed his current position in 2001. He is a Certified Public Accountant and serves as a Director of Honeywell International Inc. and the Federal Reserve Bank of Atlanta. Scott is also Vice-Chairman of the Georgia Council on Economic Education.

Stuart E. Eizenstat Age 62 Director since 2005
Partner, Covington & Burling LLP
Stuart has been a partner of Covington & Burlington LLP in Washington, D.C. since 2001, and heads the law firm’s international practice. He served as Deputy Secretary of the United States Department of the Treasury from July 1999 to January 2001. He was Under Secretary of State for Economic, Business and Agricultural Affairs from 1997 to 1999. Stuart served as Under Secretary of Commerce for International Trade from 1996 to 1997 and was Ambassador to the European Union from 1993 to 1996. He is a trustee of BlackRock Funds and serves on the International Advisory Council of The Coca-Cola Company and on the advisory board of BT Americas Inc.

Michael L. Eskew Age 56 Director since 1998
UPS Chairman and Chief Executive Officer
Mike joined UPS in 1972, after he received a bachelor of science degree in industrial engineering from Purdue University. He also completed the Advanced Management Program at the Wharton School of Business. In 1994, Mike was named UPS’s Corporate Vice President for Industrial Engineering. Two years later he became Group Vice President for Engineering. He was appointed Executive Vice President in 1999 and Vice Chairman in 2000. In January 2002, he succeeded Jim Kelly as Chairman and Chief Executive Officer. Mike serves on the President’s Export Council, he is Chairman of the U.S.-China Business Council, and he is a trustee of the Annie E. Casey Foundation, the world’s largest philanthropic foundation dedicated to helping disadvantaged children. Mike also is a director of 3M Company and IBM.

James P. Kelly Age 62 Director since 1991
Former UPS Chairman and Chief Executive Officer
Jim joined UPS in 1964 as a package car driver in the Metro Jersey District. He was promoted into management as a package distribution center manager in 1966. In 1988, he was elected Senior Vice President and appointed UPS’s Labor Relations Manager. In 1992, Jim became Chief Operating Officer and in 1994, he became Executive Vice President. Jim succeeded Oz Nelson as Chairman and Chief Executive Officer in January 1997. In January 2002, Jim retired as Chairman and Chief Executive Officer. Jim also is a director of BellSouth Corporation, Dana Corporation and Hewitt Associates, Inc., and he is a trustee of the Annie E. Casey Foundation, the world’s largest philanthropic foundation dedicated to helping disadvantaged children.

Ann M. Livermore Age 47 Director since 1997
Executive Vice President, Hewlett-Packard Company
Ann is Executive Vice President of Hewlett-Packard Company and general manager of its Technology Solutions Group. Before that, she was the general manager of the HP services business. Ann joined HP in 1982, was named marketing services manager for the Application Support Division in 1985, and was promoted to marketing manager of that division in 1989. Ann became the marketing manager of the Professional Services Division in 1991 and was named sales and marketing manager of the former Worldwide Customer Support Organization. Ann was elected a Vice President of HP in 1995 and was promoted to general manager of Worldwide Customer Support Operations in 1996. In 1997, she took on responsibility for HP’s software businesses as general manager of the newly formed Software and Services Group. In 1998, she was named general manager of the new Enterprise Computing Solutions Organization and, in 2001, general manager of the Services Business. Born in Greensboro, N.C., Ann holds a bachelor’s degree in economics from the University of North Carolina at Chapel Hill and an M.B.A. from Stanford University. Ann is also on the Board of Advisors of the Stanford Business School.

Gary E. MacDougal Age 69 Director since 1973
Former Chairman of the Board and Chief Executive Officer, Mark Controls Corporation
From 1963 to 1969, Gary was with McKinsey & Co., an international management consulting firm, where he became a partner. From 1969 to 1987, Gary was Chairman and Chief Executive Officer of Mark Controls Corporation, a control systems products manufacturer. In 1988, he became honorary Chairman. Also in 1988, Gary was assistant campaign manager in the Bush presidential campaign and in 1989 was appointed by President Bush as a delegate and alternate representative in the U.S. delegation to the United Nations. He is a Director of the Bulgarian American Enterprise Fund and a trustee of the Annie E. Casey Foundation, the world’s largest philanthropic foundation dedicated to helping disadvantaged children. From 1993 to 1997, he was Chairman of the Governor’s Task Force on Human Service Reform for the State of Illinois. Gary received his bachelor’s degree from the University of California at Los Angeles in engineering in 1958. After receiving his degree, he spent three years as a U.S. Navy officer. Following service, Gary attended Harvard Business School where he received his M.B.A. degree. He serves as an advisory director of Saratoga Partners, a New York-based venture capital fund, and is the author of the book Make a Difference (St. Martin’s Press, 2nd edition, 2005) about moving people from welfare to work.

Victor A. Pelson Age 68 Director since 1990
Senior Advisor, UBS Securities LLC
Vic is a Senior Advisor to UBS Securities investment bankers. He has held this position with UBS and predecessor companies since 1996. He was associated with AT&T from 1959 to March 1996, and at the time of his retirement from AT&T was Chairman of Global Operations and a member of the Board of Directors and the Management Executive Committee. He also is a director of Eaton Corporation and Dun & Bradstreet.

John W. Thompson Age 56 Director since 2000
Chairman and Chief Executive Officer, Symantec Corporation
John has been Chairman and Chief Executive Officer of Symantec Corporation, the world leader in information security and availability solutions, since April 1999. Prior to joining Symantec, he held a variety of senior leadership positions at IBM, including General Manager of IBM Americas, and was a member of IBM’s Worldwide Management Council. John is a member of the Board of Directors of Seagate Technology. He currently serves on the President’s National Infrastructure Advisory Council and the Bay Area advisory committee for Teach for America.

Carol B. Tomé Age 49 Director since 2003
Executive Vice President and Chief Financial Officer, The Home Depot, Inc.
Carol has been Executive Vice President and Chief Financial Officer of The Home Depot, Inc., the world’s largest home improvement specialty retailer and the second largest retailer in the United States, since May 2001. Prior to that, she had been Senior Vice President — Finance and Accounting/Treasurer since February 2000. From 1995 until 2000, she served as Vice President and Treasurer. A native of Jackson, Wyoming, Carol holds a B.S. in Communication from the University of Wyoming and an M.B.A. in Finance from the University of Denver. She is an active volunteer, including serving as the chair of the Advisory Board for the Metropolitan Atlanta Arts Fund, The Committee of 200 and a member of the National Board of Directors for Girls Incorporated.

Ben Verwaayen Age 54 Director since 2005
Chief Executive, BT Group plc
Ben was appointed to the Board of BT Group plc in the United Kingdom in January 2002 and became Chief Executive in February 2002. He chairs the company’s Operating Committee. Ben was formerly Vice Chairman of the management board of Lucent Technologies in the USA from October 1999. He joined Lucent in September 1997 as Executive Vice President international and became Chief Operating Officer the following month. Prior to joining Lucent, Ben worked for KPN in the Netherlands for nine years as President and Managing Director of its telecoms subsidiary, PTT Telecom. From 1975 to 1988, he worked for ITT in Europe. Ben is a Dutch national.

      Our board has delegated to the Nominating and Corporate Governance Committee the responsibility for reviewing and recommending nominees for membership on the board. Board candidates are evaluated based upon various factors, such as personal character, values and disciplines, ethical standards, diversity, professional background and skills, all in the context of an assessment of the needs of the board at that time. In addition, each director is expected to ensure that other existing and planned future commitments do not materially interfere with his or her responsibilities as a director.
      Accordingly, the Nominating and Corporate Governance Committee’s objective is to maintain a board of individuals of the highest personal character, integrity and ethical standards, and that reflects a range of professional backgrounds and skills relevant to our business. The Committee identifies new director candidates through a variety of sources.
      The Nominating and Corporate Governance Committee will consider director candidates proposed by shareowners on the same basis as recommendations from other sources. Any shareowner who wishes to recommend a prospective candidate for the board of directors for consideration by the Nominating and Corporate Governance Committee may do so by submitting the name and qualifications of the prospective candidate in writing to the following address: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328.
Meetings of the Board of Directors and Attendance at the Annual Meeting
      Our board of directors held five meetings during 2005. Each of our directors attended at least 75% of the total number of meetings of the board and any committees of which he or she was a member. It is the board’s policy that our directors attend the annual meeting. All of the directors other than John Thompson who were serving at our 2005 annual meeting of shareowners attended the annual meeting.

Director Independence
      Our Corporate Governance Guidelines include categorical standards adopted by the board to determine director independence that meet the listing standards set forth by the NYSE. The portion of our Corporate Governance Guidelines addressing director independence is attached to this proxy statement as Annex I.
      Pursuant to the Corporate Governance Guidelines, the board undertook its annual review of director independence in February 2006. During this review, the Board considered whether there were any transactions or relationships between each director or any member of his or her immediate family and UPS. The board also examined whether there were any transactions or relationships between an organization of which a director is a partner, shareholder or officer and UPS. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that a director is independent. The board also evaluated the categorical standards that form a part of our Corporate Governance Guidelines.
      As a result of this review, the board affirmatively determined that the following directors nominated for election at the annual meeting are independent directors: Michael Burns, Stuart Eizenstat, Jim Kelly, Ann Livermore, Gary MacDougal, Vic Pelson, John Thompson, Carol Tomé and Ben Verwaayen. The other directors nominated for election at the annual meeting, Mike Eskew, John Beystehner and Scott Davis, are not independent directors because they are employed by UPS.
Other Information Regarding Directors
      Michael Burns is the Chairman, Chief Executive Officer and President of Dana Corporation. Dana Corporation filed a voluntary petition under Chapter 11 of the federal bankruptcy laws on March 3, 2006.
Executive Sessions of our Non-Management Directors
      Our non-management directors meet without management present as frequently as they deem appropriate, and at least two times each year. The non-management directors select the presiding director for these meetings.
Corporate Governance
      Our Corporate Governance Guidelines are available on the governance section of the investor relations page of our website (www.shareholder.com/ups). In addition, the charters that have been adopted for each of the Audit, Compensation and Nominating and Corporate Governance Committees are available on the governance section of the investor relations page of our website.
      We have a long-standing commitment to conduct our business in accordance with the highest ethical principles. Our Code of Business Conduct is applicable to all the representatives of our enterprise, including our executive officers and all other employees and agents of our company and our subsidiary companies, as well as to our directors. A copy of our code is available on the governance section of the investor relations page of our website.
      A copy of our Corporate Governance Guidelines, committee charters and Code of Business Conduct may also be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328.
      Any shareowner who wishes to communicate directly with our board of directors, with our non-management directors as a group or with the presiding director of our non-management directors may do so by writing to Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. Please specify to whom your letter should be directed. Once the communication is received by the corporate secretary, the corporate secretary reviews the communication. Communications that comprise advertisements, solicitations for business, requests for employment, requests for contributions or other inappropriate material will not be forwarded to our directors. Other communications are promptly forwarded to the addressee.

Committees of the Board of Directors
      Our board of directors has four committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Executive Committee. The following table shows the current members of each committee.

Nominating
and
Corporate
Director	Audit		Compensation		Governance		Executive

John Beystehner							X
Michael Burns	X
Scott Davis(1)							X
Stuart Eizenstat			X
Mike Eskew							X	*
Jim Kelly					X
Ann Livermore(2)					X
Gary MacDougal(3)					X	*
Vic Pelson(4)			X	*
John Thompson	X		X
Carol Tomé	X	*
Ben Verwaayen	X
X = current committee member; * = chair

(1)	Scott Davis joined the Executive Committee on February 9, 2006.
(2)	Ann Livermore was a member of the Audit Committee until March 17, 2005.
(3)	Gary MacDougal was a member of the Compensation Committee until August 11, 2005.
(4)	Vic Pelson was a member of the Nominating and Corporate Governance Committee until August 11, 2005.
      Audit Committee. The primary responsibilities of our Audit Committee include:

•	discharging the board’s responsibility relating to our accounting, reporting and financial practices,

•	general responsibility for overseeing our accounting and financial reporting processes,

•	overseeing the integrity of our financial statements, our systems of disclosure controls and internal controls and our compliance with legal and regulatory requirements,

•	overseeing the qualification and independence of our auditors and the performance of our internal audit function and independent auditors, and

•	having sole authority to appoint and oversee a registered public accounting firm (as defined by applicable law) to serve as our independent auditors, including sole discretion to retain and terminate the independent auditors.
      In 2005, the Audit Committee held eight meetings. Each member of our Audit Committee meets the independence requirements of the NYSE and SEC rules and regulations, and each is financially literate. Our board has determined that Carol Tomé is an audit committee financial expert as defined by the SEC.
      Compensation Committee. The primary responsibilities of our Compensation Committee include:

•	discharging the board’s responsibilities with respect to compensation of our executive officers,

•	establishing corporate goals and objectives relevant to the compensation for our Chairman and Chief Executive Officer,

•	evaluating the Chief Executive Officer’s performance in light of these goals and objectives and establishing the compensation for the Chief Executive Officer based on this evaluation,

•	reviewing and approving the compensation of other executive officers based upon the recommendation of the Chief Executive Officer, and

•	making awards to executive officers under our equity compensation plans.
      In 2005, the Compensation Committee held four meetings. Each member of our Compensation Committee meets the independence requirements of the NYSE and is an outside director under Section 162(m) of the Internal Revenue Code.
      Nominating and Corporate Governance Committee. The primary responsibilities of our Nominating and Corporate Governance Committee include:

•	receiving and considering recommendations from the CEO and others regarding succession at the CEO and other senior officer levels,

•	assisting the board in identifying and screening qualified candidates to serve as directors, including considering shareowner nominees,

•	recommending to the board candidates for election or reelection to the board or to fill vacancies on the board,

•	aiding in attracting qualified candidates to serve on the board, and

•	making recommendations to the board concerning corporate governance principles, including the structure, composition and functioning of the board and all board committees, the delegation of authority to management, board oversight of management actions and reporting duties of management.
      In 2005, the Nominating and Corporate Governance Committee held four meetings. Each member of our Nominating and Corporate Governance Committee meets the independence requirements of the NYSE and SEC rules and regulations.
      Executive Committee. The Executive Committee may exercise all powers of the board of directors in the management of our business and affairs, except for those powers expressly reserved to the board under Delaware law. In 2005, the Executive Committee held no meetings.

BENEFICIAL OWNERSHIP OF COMMON STOCK
      The following table describes the beneficial ownership of our common stock as of February 1, 2006 by

•	our directors,

•	our Chief Executive Officer,

•	each of our other four highest paid executive officers during 2005,

•	all of our directors and executive officers as a group, and

•	each shareowner known to us to beneficially own more than 5% of our class A or class B common stock.

				Additional Shares in
				which the Beneficial
	Number of Shares			Owner Has or
	Directly Owned(1)		Options	Participates in the
			Exercisable	Voting or		Total Shares	Percent of
	Class A	Class B	within 60	Investment		Beneficially	Outstanding
Directors and Executive Officers	Shares	Shares	Days(2)	Power(3)		Owned(4)	Shares(5)

David P. Abney	85,882	2,500	14,989	315,962	(6)	419,333	*
John J. Beystehner	161,817	1,244	59,407	315,962	(6)	538,430	*
Michael J. Burns	345	0	0	0		345	*
D. Scott Davis	91,587	0	43,907	2,731,225	(6)(7)	2,866,719	*
Stuart E. Eizenstat	345	0	0	0		345	*
Michael L. Eskew	237,670	0	122,570	6,742,704	(6)(8)	7,102,944	*
James P. Kelly	48,029	196,020	0	6,426,742	(8)	6,670,791	*
Ann M. Livermore	20,574	0	4,351	0		24,925	*
Gary E. MacDougal	12,817	0	4,351	6,426,742	(8)	6,443,910	*
Victor A. Pelson	10,078	10,267	2,745	0		23,090	*
Lea N. Soupata(9)	233,575	0	69,609	9,157,967	(6)(7)(8)	9,461,151	*
John W. Thompson	1,696	1,125	2,745	0		5,566	*
Carol B. Tomé	1,196	0	0	0		1,196	*
Ben Verwaayen	1,537	0	0	0		1,537	*
Shares held by all directors and executive officers as a group (22 persons)	1,451,945	234,621	457,887	9,157,967	(10)	11,302,420	1.0%
5% Holders

Capital Research and Management Company(11)	0	48,538,400	0	0		48,538,400	4.4%

*	Less than 1%.

(1)	Includes shares for which the named person has sole voting and investment power or has shared voting and investment power with his or her spouse. Includes shares held by immediate family members as follows: Abney — 27,474; Beystehner — 39,518; Davis — 200; Eskew — 41,360; Kelly — 50,085; and MacDougal — 6,821; all directors and officers as a group — 221,306. Each named individual disclaims all beneficial ownership of the shares held by immediate family members.
(2)	Represents class A shares that may be acquired through stock options exercisable through April 1, 2006.
(3)	Except as described in footnote 8, all shares listed in this column are class A shares. None of the individuals listed, nor members of their families, has any direct ownership rights in the shares listed. See footnotes 6, 7 and 8.
(4)	Calculated based on the number of shares owned by the named individual as of February 1, 2006 plus the number of shares that may be acquired by the named individual through stock options exercisable through April 1, 2006.
(5)	Based on an aggregate of 1,094,924,080 shares of class A and class B common stock issued and outstanding as of February 1, 2006. Assumes that all options exercisable through April 1, 2006 owned by the named individual are exercised. The total number of shares outstanding used in calculating this percentage also assumes that none of the options owned by other named individuals are exercised.
(6)	Includes 315,962 class A shares held by The UPS Foundation, a UPS-sponsored charitable foundation of which David Abney, John Beystehner, Scott Davis, Mike Eskew, Lea Soupata and two executive officers not listed above are trustees.
(7)	Includes 2,415,263 class A shares held by various trusts of which Scott Davis, Lea Soupata, one other UPS person and other persons are co-fiduciaries.
(8)	Includes 6,250,484 class A shares and 176,258 class B shares owned by the Annie E. Casey Foundation, Inc., of which Mike Eskew, Jim Kelly, Gary MacDougal, Lea Soupata, one other UPS person and other persons constitute the corporate Board of Trustees.
(9)	Lea Soupata retired from the board on January 1, 2006 and as an employee on March 1, 2006.

(10)	Includes shares held by the foundations and trusts of which the listed directors and executive officers are trustees. Eliminates duplications in the reported number of shares arising from the fact that several directors and executive officers share in the voting power with respect to these shares.
(11)	According to a Schedule 13G/ A filed with the Securities and Exchange Commission on February 10, 2006, Capital Research and Management Company (“Capital”), an investment advisor, has sole voting power with respect to 17,420,800 shares of our class B common stock and sole dispositive power with respect to 48,538,400 shares of our class B common stock. According to the Schedule 13G/A, Capital beneficially owned 7.6% of our class B common stock as of the date the schedule was filed. Capital disclaims beneficial ownership of these shares. The business address of Capital is 333 South Hope Street, Los Angeles, CA 90071.

Additional Ownership
      In addition to the beneficial ownership of our common stock discussed above, our directors and executive officers also hold different instruments that are not reported in the beneficial ownership table but represent additional financial interests that are subject to the same market risk as ownership of our common stock. The number of shares of stock to which these stock units are equivalent as of February 1, 2006 is as follows.

					Other
					Deferred
			Restricted	Stock Option	Compensation
	Restricted	Phantom	Performance	Deferral	Plan
	Stock Units	Stock Units	Units	Shares	Balances	Total

David P. Abney	1,235	—	11,781	12,374	—	25,391
John J. Beystehner	1,733	—	16,858	40,206	—	58,797
Michael J. Burns	—	—	—	—	—	—
D. Scott Davis	1,593	—	15,996	4,675	—	22,264
Stuart E. Eizenstat	—	—	—	—	—	—
Michael L. Eskew	3,147	—	43,802	55,412	—	102,361
James P. Kelly	—	363	561	25,713	—	26,638
Ann M. Livermore	—	1,731	1,208	—	—	2,940
Gary E. MacDougal	—	1,731	1,208	7,755	—	10,695
Victor A. Pelson	—	1,731	1,208	3,026	6,404	12,370
Lea N. Soupata	1,653	—	16,642	—	—	18,295
John W. Thompson	—	1,731	1,208	—	209	3,149
Carol B. Tomé	—	818	1,208	—	—	2,026
Ben Verwaayen	—	—	—	—	—	—
      Restricted stock units are bookkeeping units, the value of each of which corresponds to one share of UPS common stock. Restricted stock units vest in twenty percent increments on each October 15th during the five year vesting period if the grantee remains an employee of UPS or one of its subsidiaries. In addition, restricted stock units will vest if the grantee’s employment terminates by reason of death. In the event of termination due to disability or retirement as defined by the plan, restricted stock units will vest immediately, but will continue to be paid out in twenty percent increments each year until the end of the five-year cycle. The awards are eligible for dividend equivalents, which are deemed to be automatically reinvested into additional restricted stock units. At each October vesting event during the five-year vesting period, the individual receives shares of UPS class A common stock.
      Phantom stock units are bookkeeping units, the value of each of which corresponds to one share of UPS common stock. Dividends paid on UPS common stock automatically are deemed to be reinvested in additional phantom stock units. Upon termination of the individual’s service as a director, amounts represented by phantom stock units will be distributed in cash.
      Restricted performance units are bookkeeping units, the value of each of which corresponds to one share of UPS common stock. Restricted performance units vest on the fifth anniversary date of their grant if the grantee remains an employee or director of UPS or one of its subsidiaries. In addition, the restricted performance units will vest if the grantee’s employment terminates by reason of death, disability or retirement. Dividends paid on UPS common stock automatically are deemed to be reinvested in additional restricted performance units. The number of restricted performance units granted to each individual will increase by 10% if we attain certain performance measures for the years ending December 31, 2007, 2008 and 2009. Upon vesting of restricted performance units, the individual receives shares of UPS class A common stock.
      Stock option deferral shares are shares held for the individual in a rabbi trust within the UPS Deferred Compensation Plan. Each individual elected to defer the receipt of these shares rather than acquiring them directly upon the exercise of a stock option.
      Other Deferred Compensation Plan balances are (i) amounts our board of directors allocated to certain directors to satisfy obligations accrued under a previous retirement plan which were transferred to the UPS Deferred Compensation Plan during 2003 and (ii) other amounts within the UPS Deferred Compensation Plan allocated to UPS common stock.
Stock Ownership Guidelines
      We have stock ownership guidelines for our management and board of directors. The guidelines are based on our expectation that each member of our management team maintains a significant level of investment in our company.
      Our stock ownership guidelines extend to all levels of management and to members of our board of directors. For our senior executive officers and directors, they are as follows:

•	Chairman and CEO: 9.0 to 11.0 times annualized base salary;

•	Management Committee: 5.5 to 6.5 times annualized base salary; and

•	Non-employee Directors: 6.0 times annualized retainer.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
      The following table shows the compensation paid or to be paid by us or any of our subsidiaries and other compensation paid or accrued during the last three fiscal years to our Chief Executive Officer and our other four highest paid executive officers who were serving as executive officers at the end of 2005. We refer to these executive officers as our “named executive officers.”

		Annual Compensation			Long Term Compensation Awards

				Other Annual		Securities	All Other
				Compensation	RSU and RPU	Underlying Stock	Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	($)(2)	Awards ($)(3)	Options (#)	($)(4)

Michael L. Eskew	2005	979,500	229,100	13,537	1,254,433	34,993	23,682
Chairman and	2004	927,500	435,000	8,000	973,680	33,877	21,419
Chief Executive Officer	2003	863,000	351,400	—	908,731	35,819	18,676
David P. Abney	2005	381,500	89,900	14,058	377,420	9,812	7,172
Senior Vice President and	2004	345,000	162,400	8,500	259,681	9,034	6,656
President, UPS International	2003	312,750	128,010	—	236,496	9,321	6,450
John J. Beystehner	2005	538,750	126,150	10,524	529,573	13,768	7,589
Senior Vice President,	2004	512,500	237,800	8,500	380,225	13,228	7,370
Chief Operating Officer and	2003	447,200	182,728	—	337,584	13,305	7,046
President, UPS Airlines
D. Scott Davis	2005	496,000	116,000	14,523	486,946	12,660	12,070
Senior Vice President,	2004	471,800	220,400	8,500	352,369	12,260	11,608
Chief Financial Officer, and	2003	445,200	182,728	—	337,584	13,305	11,042
Treasurer
Lea N. Soupata(5)	2005	514,750	120,350	14,520	505,225	13,135	8,591
Senior Vice President and	2004	490,750	229,100	8,500	366,297	12,744	7,312
Human Resources Group	2003	472,400	190,760	—	352,373	13,889	7,113
Manager

(1)	For 2005, reflects the value of cash awards which comprised one-half of the Management Incentive Awards granted under the United Parcel Service, Inc. Incentive Compensation Plan. For 2004 and 2003, reflects the value of stock awards which comprised all of the Management Incentive Awards for such years.
(2)	Amounts reflect financial planning services provided to the named individuals.
(3)	For 2005, reflects the value of (a) restricted stock units which comprised one-half of the Management Incentive Awards and (b) restricted performance units. For 2004 and 2003, reflects the value of restricted performance units. The value is determined by multiplying the number of units granted by the closing price of our class B common stock on the date the awards were granted. The restricted stock units vest in twenty percent increments on each October 15th during the five year vesting period. Restricted performance units vest on the fifth anniversary date of their grant. In addition, the number of restricted performance units granted to each individual will increase by 10% if we attain certain performance measures for the years ending December 31, 2007, 2008 and 2009. Both restricted stock units and restricted performance units are eligible for dividend equivalents, which are deemed to be automatically reinvested into additional units.

At December 31, 2005, the aggregate number and value of all unvested shares of restricted stock units and restricted performance units held by each Named Executive Officer were as follows:

	Aggregate Number of	Aggregate Number of	Total Value at
Name	RSUs Held (#)	RPUs Held (#)	December 31, 2005 ($)*

Michael L. Eskew	3,147	43,612	3,513,933
David P. Abney	1,235	11,730	974,345
John J. Beystehner	1,733	16,785	1,391,608
D. Scott Davis	1,593	15,927	1,316,619
Lea N. Soupata	1,653	16,570	1,369,455

*	Value is based on the closing price of $75.15 of our class B common stock on the NYSE on December 30, 2005.

(4)	Amounts for 2005 include $6,300 for the value of class A common stock contributed by us to the accounts of the named individuals pursuant to the UPS Qualified Stock Ownership Plan. Also includes life insurance premiums paid by us on behalf of the named individuals in the following amounts: Eskew — $4,592, Abney — $872, Beystehner — $1,289, Davis — $1,176 and Soupata — $2,291. Also includes imputed income under split-dollar life insurance policies as follows: Davis — $4,594 and Eskew — $12,790. No premiums were paid by UPS on its executive officers’ split-dollar life insurance policies after the enactment of the Sarbanes-Oxley Act on July 30, 2002.
(5)	Lea Soupata retired from the board on January 1, 2006 and as an employee on March 1, 2006.

Stock Option Grants
      The following table shows grants of stock options to the named executive officers during 2005. All are options to purchase shares of our class A common stock.

	Individual Grants				Potential Realizable Value
					At Assumed Annual
	Number of	Percent of			Rates of Stock Price
	Securities	Total Options			Appreciation for Option
	Underlying	Granted to	Exercise		Term ($)
	Options	Employees In	Price Per	Expiration
Name	Granted (#)(1)	2005 (%)	Share ($)	Date	5% (2)	10% (2)

Michael L. Eskew	34,993	1.32	72.07	5/8/2015	1,586,038	4,019,332
David P. Abney	9,812	0.37	72.07	5/8/2015	444,723	1,127,016
John J. Beystehner	13,768	0.52	72.07	5/8/2015	624,027	1,581,407
D. Scott Davis	12,660	0.48	72.07	5/8/2015	573,807	1,454,141
Lea N. Soupata	13,135	0.50	72.07	5/8/2015	595,336	1,508,699

(1)	Option grants during 2005 were made under the United Parcel Service, Inc. Incentive Compensation Plan. These options are issued at fair market value on the date of grant, vest five years from the date of grant and expire ten years from the date of grant.
(2)	We are required to use a 5% and 10% assumed rate of appreciation over the ten-year option terms. This does not represent our projection of the future common stock price. The actual value, if any, the named executive officers will realize upon exercise of an option will depend upon the future value of the stock over the exercise price on the date the option is exercised.
Stock Option Exercises and Holdings
      The following table sets forth information about the exercise of stock appreciation rights and stock options during 2005 by our named executive officers and the value of their unexercised stock appreciation rights and options as of December 31, 2005.

Number of Securities
			Underlying Unexercised	Value of Unexercised
	Number of		Options/SARs at	In-the-Money
	Class A Shares		December 31,	Options/SARs at
	Acquired on	Value	2005 (#)(1)	December 31, 2005 ($)(2)
Name	Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Michael L. Eskew	—	—	122,570/104,689	2,139,980/715,223
David P. Abney	—	—	14,989/28,167	264,746/189,265
John J. Beystehner	—	—	59,407/40,301	1,093,092/270,909
D. Scott Davis	—	—	50,883/38,225	897,521/263,189
Lea N. Soupata	—	—	69,609/39,768	1,289,491/274,252

(1)	Represents stock appreciation rights and shares of class A common stock subject to options granted under the United Parcel Service, Inc. Incentive Compensation Plan.

(2)	This number is calculated by subtracting the exercise price from the closing price of our class B common stock on December 30, 2005 ($75.15) and multiplying by the number of stock appreciation rights or shares underlying the unexercised options, as applicable. The amounts in this column may not represent amounts that actually can be realized.

Retirement Plans
      The following table shows the estimated annual retirement benefit payable on a single-life-only annuity basis to participating employees, including our named executive officers, under the UPS Retirement Plan and UPS Excess Coordinating Benefit Plan upon retirement, assumed to occur at age 65. Participating employees also will be entitled to receive the maximum then currently payable in primary Social Security benefits. Participants who elect forms of payment with survivor options will receive lesser amounts than those shown in this table.

	Estimated Annual Benefits Payable Upon Retirement
	for Years of Service Indicated

Average Final Earnings	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years

$ 300,000	69,183	92,244	115,305	138,366	161,427	177,600
$ 350,000	81,683	108,911	136,138	163,366	190,594	209,600
$ 400,000	94,183	125,577	156,972	188,366	219,760	241,600
$ 450,000	106,683	142,244	177,805	213,366	248,927	273,600
$ 500,000	119,183	158,911	198,638	238,366	278,094	305,600
$ 550,000	131,683	175,577	219,472	263,366	307,260	337,600
$ 600,000	144,183	192,244	240,305	288,366	336,427	369,600
$ 700,000	169,183	225,577	281,972	338,366	394,760	433,600
$ 800,000	194,183	258,911	323,638	388,366	453,094	497,600
$ 900,000	219,183	292,244	365,305	438,366	511,427	561,600
$1,000,000	244,183	325,577	406,972	488,366	569,760	625,600
$1,100,000	269,183	358,911	448,638	538,366	628,094	689,600
$1,200,000	294,183	392,244	490,305	588,366	686,427	753,600
$1,300,000	319,183	425,577	531,972	638,366	744,760	817,600
$1,400,000	344,183	458,911	573,638	688,366	803,094	881,600
$1,500,000	369,183	492,244	615,305	738,366	861,427	945,600
      The compensation upon which the benefits are summarized in the table above includes salary and management incentive awards granted under the United Parcel Service, Inc. Incentive Compensation Plan. The average final compensation for each participant in the plans is the average covered compensation of the participant during the five highest consecutive years out of the last ten full calendar years of service.
      Benefits payable under the UPS Retirement Plan are subject to the maximum compensation limits and the annual benefit limits for a tax qualified defined benefit plan as prescribed and adjusted from time to time by the Internal Revenue Service. Amounts exceeding these limits will be paid pursuant to the UPS Excess Coordinating Benefit Plan. Under this plan, participants may choose to receive the benefit in the form of a life annuity or in combination of a life annuity and cash lump sum.
      As of December 31, 2005 estimated or actual credited years of service under the plans to our named executive officers were as follows: Mike Eskew — 34, David Abney — 32; John Beystehner — 35; Scott Davis — 21 and Lea Soupata — 36.
      The plans permit participants with 25 or more years of benefit service to retire as early as age 55 with only a limited reduction, or no reduction, in the amount of their monthly benefits.

REPORT OF THE COMPENSATION COMMITTEE
      The Compensation Committee of the board of directors (the “Committee”) is comprised solely of non-employee directors that meet the independence requirements of the NYSE and who qualify as outside directors under Section 162(m) of the Internal Revenue Code. The Committee is responsible for establishing corporate goals and objectives relevant to the compensation for our Chairman and Chief Executive Officer, evaluating the Chief Executive Officer’s performance in light of these goals and objectives, and establishing the compensation for the Chief Executive Officer based on this evaluation. The Committee is also responsible for reviewing and approving the compensation of the other executive officers based on a recommendation from the CEO.
      The Committee also determines the eligibility and levels of participation of executive officers under the United Parcel Service, Inc. Incentive Compensation Plan and equity-based compensation programs. The Committee is responsible for providing oversight and guidance in the development of compensation and benefit programs for all employees of the Company, including recommendations to the board of directors with respect to incentive compensation and equity-based plans.
      The Committee has sole authority to engage and terminate outside advisors or consulting firms to assist the committee in carrying out its responsibilities. The Committee has directly worked with the Company’s Human Resources group and independent compensation consultants to assist the Committee with its benchmarking and evaluation of the Company’s compensation programs.
Compensation Philosophy

Executive Compensation Guiding Principles
      The compensation philosophy is designed to drive company performance and create long-term value for our shareowners. The Company’s compensation program is centered on a pay-for-performance philosophy designed to attract, retain and motivate key talent. To this end, the following principles guide the design and administration of the Company’s compensation program:

•	Manager-Owner concept plays a central role in the success of UPS
      Throughout its history, UPS has been owned by its employees and managed by its owners. To achieve this objective, compensation plans such as the UPS Managers Incentive Plan, the UPS 1996 Stock Option Plan, the UPS Qualified Stock Ownership Plan, the UPS Discounted Employee Stock Purchase Plan and the United Parcel Service, Inc. Incentive Compensation Plan have facilitated stock ownership by management employees.

•	UPS has a long-standing policy of promotion from within wherever possible
      This policy has significantly reduced, relative to other companies, the need to externally hire managers and executive officers. To a high degree, employees who have spent virtually their entire careers with UPS comprise the overall management organization. The named executive officers are long-term employees, each with significant years of service.

•	Compensation is related to performance
      An employee’s compensation is linked to individual employee performance, experience, and qualifications as well as overall Company and team performance against financial and non-financial objectives. Our compensation programs provide employees with a pay opportunity that is reasonable and competitive with the external market. The Committee believes that when either the Company’s performance or individual achievements exceeds the objectives set for the performance period, employees should be paid more, and when the performance does not meet expectations, overall pay will reflect actual performance.

•	Executives are provided with the opportunity to own stock
      Because plans are designed to foster stock ownership by managers, each executive officer has accumulated a meaningful number of shares of UPS common stock. As a result, the interests of shareowners and our executive officers are closely aligned, and the executive officers have strong incentives to provide for our effective management. Additionally, executive officers and directors are expected to acquire and hold a significant amount of UPS stock as outlined under the heading “Stock Ownership Guidelines” on page 15.

•	Incentive compensation and equity awards comprise a greater portion of compensation for senior positions
      The proportion of an executive’s compensation package that varies based on individual and corporate performance objectives increases as the level of the individual’s responsibilities increases. In the case of the named executive officers, annual appreciation derived from stock ownership, dividends, stock options and management incentive awards granted in the form of restricted stock units and UPS stock constitutes a significant component of total compensation. Of the forms of compensation in use, management incentive awards granted in the form of restricted stock units and UPS stock are keyed to corporate performance. A significant portion of total compensation that could be earned by all other officers of the Company is at risk and payable based on annual and long-term performance goals.

•	Compensation is validated against benchmark data
      We review compensation survey data from several independent sources to ensure UPS’s compensation programs are competitive. With respect to cash compensation, the Committee reviews data received directly from consultants concerning compensation for comparable positions at companies that have similar revenues and other characteristics. The companies used for executive compensation comparisons are not limited to the companies that comprise the S&P 500 Index and the Dow Jones Transport Average used in the shareowner return performance graph contained in our proxy statement. The Company annually monitors its compensation plan design and evaluates the competitiveness of our programs.
Elements of the UPS Compensation Program
      The four primary components of the UPS executive compensation program are: Base Salary, Annual Incentives, Long-Term Incentives, and other Benefits and Perquisites.

•	Base salary
      Base salaries for compensation of each executive officer, including that of the Chief Executive Officer, are generally less than median compensation levels at similarly sized companies. The Company participates in surveys annually and the salaries of those at more senior levels are generally adjusted annually. A significant factor in determining annual salary increases is the Committee’s strong desire to keep the salary levels of executive officers reasonable in comparison with the salaries of other executives with similar responsibilities at comparable companies and when compared to the salaries of other UPS management positions.

•	Annual incentives
      We design the annual component of incentive compensation to align pay with the annual performance of the Company and individual achievements. The Committee exercises its judgment on the level of incentive payments based on considerations including overall responsibilities and the importance of these responsibilities to UPS’s success. The senior executive’s individual performance is evaluated at the end of the year. Criteria for evaluation include financial targets and other important goals such as customer satisfaction, employee engagement, operational performance and shareowner value creation. In addition, we assess each executive in terms of leadership, managerial skills and talent, business knowledge and execution of UPS’s overall business strategy, and adherence to our values.

      In past years, annual incentive grants issued under the United Parcel Service, Inc. Incentive Compensation Plan’s management incentive award program were made in shares of class A common stock. In 2005, we amended the management incentive award program to provide that one-half of the grant be made in cash and one-half of the grant be made in restricted stock units that vest over five years, as described further under “Long-term incentives” below. The level of participation for the Chief Executive Officer and other executive officers is the same as for approximately 11,000 participating employees at or above the center manager level. Over the past five years, the grants to the top five executives have totaled less than 5 percent of the grants issued to all employees.

•	Long-term incentives
      The long-term incentive component of UPS’s executive compensation program comprises three elements: stock option grants, restricted performance units and restricted stock units. Stock options are issued to eligible employees, including senior leaders, once a year. These options are issued at fair market value on the date of grant, vest five years from the date of grant and expire ten years from the date of grant.
      Beginning in 2003, employees in key leadership positions were also entitled to receive awards of restricted performance units. Restricted performance units are bookkeeping units, and the value of each unit corresponds to one share of UPS common stock. Restricted performance units vest on the fifth anniversary date of their grant if the grantee remains an employee or director of UPS or one of its subsidiaries. In addition, the restricted performance units will vest if the grantee’s employment terminates by reason of death, disability or retirement. The awards are eligible for dividend equivalents, which are deemed to be automatically reinvested into additional restricted performance units. At the end of the five-year restriction period, the number of restricted performance units granted to each individual can increase by 10 percent if certain Company performance measures are attained. Upon vesting of restricted performance units, the individual receives distribution in the form of shares of UPS class A common stock.
      In 2005, pursuant to an amendment to our management incentive award program, employees in key leadership positions were entitled to receive awards of restricted stock units. Restricted stock units are bookkeeping units, with the value of each unit corresponding to one share of UPS common stock. Restricted stock units vest in twenty percent increments on each October 15th if the grantee remains an employee of UPS or one of its subsidiaries. In addition, the restricted stock units will vest if the grantee’s employment terminates by reason of death, disability or retirement. The awards are eligible for dividend equivalents, which are deemed to be automatically reinvested into additional restricted stock units. At the end of each annual vesting period, the individual receives shares of UPS class A common stock.
      For 2006, the Committee has adopted a long-term incentive award program under the United Parcel Service, Inc. Incentive Compensation Plan. Under the program, restricted stock units representing shares of class A common stock were awarded to executive officers, officers and certain other eligible managers. Target restricted stock unit award grants range from 50%-250% of annual salary. For executive officers, the range is from 225% to 250% of annual salary.

•	Of the total target award, 90% is divided into three substantially equal tranches, one for each calendar year in the three-year award cycle from 2006 through 2008. The specific performance measures and targets for each such tranche are determined by the Committee. The number of restricted stock units earned each year will be the target number adjusted for the percentage achievement of the performance criteria targets for the year. The Committee may provide for payment of a percentage less than or more than 100% of target restricted stock units for each tranche based on achievement of performance criteria targets at a percentage less than or more than 100%. The performance criteria approved by the Committee for 2006 include consolidated operating return on invested capital and growth in consolidated revenue.

•	The remaining 10% of the total target award is based upon achievement of targeted adjusted earnings for 2008.

      The award, if earned, will vest on January 31, 2009, provided the participant has been continuously employed through the vesting date. Special vesting rules apply to terminations by reason of death, disability or retirement. A participant’s earned restricted stock units account will be adjusted quarterly for dividends paid on UPS class A common stock. The restricted stock unit awards that vest will be distributed in the form of UPS class A shares.

•	Benefits and perquisites
      To remain competitive in the market, UPS also provides certain benefits to its executive officers, including the CEO, such as matching contributions to the UPS Qualified Stock Ownership Plan that are paid in shares of class A common stock, life insurance premiums paid by UPS on behalf of these executive officers, the Discounted Employee Stock Purchase Plan, and financial counseling services. For additional information on these benefits made available during fiscal 2005, please see the summary compensation table under the section “Compensation of Executive Officers and Directors” beginning on page 16. Overall, these benefits represent less than 2 percent of the senior executives’ compensation for the year.
Review of CEO Compensation
      The performance of each executive officer, including the CEO, is reviewed by the Committee on an annual basis. In regards to the CEO, the Committee is responsible for reviewing the achievement of individual goals and objectives, evaluating the CEO’s performance, and setting CEO compensation based on this evaluation. The Committee uses specified criteria to help assess the performance of the CEO in addition to the financial results of the Company and performance against his annual objectives. Among other things, the Committee evaluates his strategic vision and leadership, UPS’s business and operational results, his ability to make long-term decisions that create competitive advantage and position UPS as the premier enabler of global commerce, and his overall effectiveness as a leader and role model.
      Fiscal 2005 was a year of outstanding progress and strong accomplishments across a number of critical areas for UPS. Under Mike Eskew’s leadership, UPS made strategic acquisitions to grow our Supply Chain and Freight businesses; experienced strong growth in global markets, and achieved significant business and financial results.
      Mike’s strong strategic vision for the Company provides a clear path to the future for all UPSers. The Committee did not assign particular weights to these factors.
      The Committee recommended and the board approved a base salary increase during 2005 for Mike Eskew of $48,000 or approximately 5.3 percent of salary. The average increase provided to other senior executives was 7 percent.
      The Committee approved, and recommended that the board approve, a 5 percent base salary increase during 2006 for Mike Eskew that reflected Mike’s performance, strategic vision and leadership, UPS’s business and operational results, and Mike’s ability to maintain UPS’s position as the premier enabler of global commerce.
      Additionally, Mike received an option to purchase 34,993 shares of class A common stock on May 9, 2005 at an exercise price of $72.07 a share, the fair market value of UPS stock on the date of grant. Like the option grants provided to other employees, his options will vest after five years and have a ten-year term. Mike was also awarded a grant of 14,226 restricted performance units which will vest on May 9, 2010 and 3,147 restricted stock units which will vest at 20 percent per year for five years, completing vesting on October 15, 2010, as shown in the summary compensation table beginning on page 16 and more fully described on page 14 under the caption “Additional Ownership”.

Section 162(m) of the Internal Revenue Code
      Section 162(m) of the Internal Revenue Code makes compensation paid to certain executives in amounts in excess of $1 million not deductible unless the compensation is paid under a predetermined objective performance plan meeting certain requirements, or satisfies one of various other exemptions. The Committee has not adopted a policy that all compensation be deductible under Section 162(m) in order to preserve the Committee’s flexibility to compensate executive officers.

Conclusion
      The Committee, through benchmarking provided by the Company’s Human Resources group and independent advice from our outside consultants, has reviewed all components of our executive compensation programs, including benefits and perquisites. The Committee believes that our programs are reasonable and based on sound corporate governance principles. Additionally, we believe our programs foster a competitive total rewards package designed to promote our manager-owner concept which aligns with the long-term interests of our shareowners.

The Compensation Committee

Victor A. Pelson, Chair
Stuart E. Eizenstat
John W. Thompson

Compensation of Directors
      In 2005, our non-employee directors received an annual retainer of $75,000, and committee chairs received an additional annual retainer of $10,000. Retainers are paid on a quarterly basis. Non-employee directors received an annual restricted stock grant of class A common stock in the amount of $85,000. In addition, upon joining the board, new non-employee directors received a restricted stock grant of class A common stock in the amount of $25,000. Directors are reimbursed for their expenses related to board membership. Non-employee directors will be compensated on the same basis in 2006.
      The following table shows the amounts paid to each director in 2005.

	Annual Board and
	Committee	Restricted Stock	Total
Director	Retainer($)	Awards ($)(1)	Compensation($)

Michael J. Burns	18,750	25,000	43,750
Stuart E. Eizenstat	18,750	25,000	43,750
James P. Kelly	75,000	85,000	160,000
Ann M. Livermore	75,000	85,000	160,000
Gary E. MacDougal	85,000	85,000	170,000
Victor A. Pelson	85,000	85,000	170,000
John W. Thompson	75,000	85,000	160,000
Carol B. Tomé	85,000	85,000	170,000
Ben Verwaayen	56,250	110,000	166,250

(1)	The annual grant of restricted stock valued at $85,000 was made on May 9, 2005 at a price per share of $72.07 to the non-employee directors that were serving on that date. Ben Verwaayen joined the board on March 17, 2005 and received an initial grant of restricted stock valued at $25,000 at a price of $74.53 per share. Each of Michael Burns and Stuart Eizenstat joined the board on August 10, 2005 and received an initial grant of restricted stock valued at $25,000 at a price of $73.06 per share.
      Non-employee directors have the option of deferring some or all of the fees and/or retainer payable in connection with their services on our board. Deferred amounts track the performance of investments selected by each non-employee director, although no funds are set aside or invested. At the time a participating non-employee director ceases to be a director, the total value of the non-employee director’s account will be payable to him or her, or his or her designated beneficiary, at his or her election, in a lump sum, or in payments over three, five, seven or ten years.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      Stuart Eizenstat (beginning in August 2005), Gary MacDougal (until August 2005), Vic Pelson and John Thompson were members of the Compensation Committee of our board of directors during 2005. None of these directors are employees or former employees of UPS. None of the members of the Compensation Committee has any direct or indirect material interest in or relationship with us outside of his position as a non-employee director. None of our executive officers serves as a member of a board of directors or compensation committee of any entity that has one or more executive officers who serves on our board of directors or Compensation Committee.
SHAREOWNER RETURN PERFORMANCE GRAPH
      The following graph shows a five-year comparison, prepared in accordance with the rules of the Securities and Exchange Commission, of cumulative total shareowners’ returns for our common stock, the S&P 500 Index and the Dow Jones Transport Average. The comparison of the total cumulative return on investment, which is the change in the quarterly stock price plus reinvested dividends for each of the quarterly periods, assumes that $100 was invested on December 31, 2000 in the S&P 500 Index, the Dow Jones Transport Average and the class B common stock of United Parcel Service, Inc.

	Dollar Value of $100 Investment at December 31,

	2000	2001	2002	2003	2004	2005

UPS class B common stock	$100.00	$94.01	$110.17	$132.08	$153.74	$137.58
DJ Transport	$100.00	$90.71	$80.30	$105.86	$135.22	$150.97
S&P 500	$100.00	$88.11	$68.64	$88.33	$97.94	$102.75

REPORT OF THE AUDIT COMMITTEE
      The Audit Committee of our board of directors is responsible for, among other things, reviewing with Deloitte & Touche LLP, our independent registered public accountants, the scope and results of their audit engagement. In connection with the 2005 audit, the Audit Committee has:

•	reviewed and discussed with management UPS’s audited financial statements, including management’s report on internal controls over financial reporting, included in our Annual Report on Form 10-K for the year ended December 31, 2005,

•	discussed with Deloitte & Touche the matters required by Statement of Accounting Standards No. 61, as amended, and

•	received from and discussed with Deloitte & Touche the communications from Deloitte & Touche required by Independence Standards Board Standard No. 1 regarding their independence.
      Based on the review and the discussions described in the preceding bullet points, the Audit Committee recommended to the board of directors that the audited financial statements and management’s report on internal controls over financial reporting be included in our Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.
      The Audit Committee has adopted a charter and a process for pre-approving services to be provided by Deloitte & Touche.
      The members of the Audit Committee have been determined to be independent in accordance with the requirements of Section 303.01 (B)(2)(a) and (3) of the New York Stock Exchange listing standards.

The Audit Committee

Carol B. Tomé, Chair
Michael J. Burns
John W. Thompson
Ben Verwaayen
RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTANTS
(Proposal No. 2)
      Our Audit Committee has appointed Deloitte & Touche LLP, independent registered public accountants, to audit our consolidated financial statements for the year ending December 31, 2006 and to prepare a report on this audit, subject to ratification by our shareowners. A representative of Deloitte & Touche will be present at the annual meeting of shareowners, will have the opportunity to make a statement and will be available to respond to appropriate questions by shareowners.
The board of directors recommends that shareowners vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountants.

Principal Accounting Firm Fees
      Aggregate fees billed to us for the fiscal years ended December 31, 2005 and 2004 by our independent registered public accountants, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates were:

	Fiscal Year Ended

	2005	2004

Audit Fees(a)	$12,923,000	$12,232,045
Audit-Related Fees(b)	290,000	347,361
Total audit and audit-related fees	13,213,000	12,579,406
Tax Fees(c)	2,299,620	2,964,159
All Other Fees	0	0
Total Fees	$15,512,620	$15,543,565

(a)	Includes fees for the audit of our annual financial statements, Sarbanes-Oxley Section 404 attestation procedures, statutory audits of foreign subsidiary financial statements, and services associated with securities filings.

(b)	Includes fees for due diligence related to acquisitions, audits in connection with acquisitions, employee benefit plan audits, and accounting consultations.
(c)	Fees for tax services billed in 2005 and 2004 represent tax compliance work. No amounts were paid for tax planning and advice services. Tax compliance services are services to review tax filings or to document, compute and obtain government approval for amounts to be included in tax filings based upon preexisting facts or transactions that have already occurred.
      The Audit Committee has considered whether the provision of audit-related and other non-audit services by Deloitte & Touche is compatible with maintaining Deloitte & Touche’s independence.
      Our Audit Committee has established a policy requiring the pre-approval of all audit and non-audit services provided to us by Deloitte & Touche. The policy provides for pre-approval of audit, audit-related and tax services specifically described by the Audit Committee. The Audit Committee has delegated to its chair authority to pre-approve permitted services between the Committee’s regularly scheduled meetings, and the chair must report any pre-approval decisions to the Committee at its next scheduled meeting for review by the Committee. The policy prohibits the Audit Committee from delegating to management the Committee’s responsibility to pre-approve permitted services of our independent registered public accountants.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own beneficially more than 10% of either our class A or class B common stock to file reports of ownership and changes in ownership of such stock with the Securities and Exchange Commission. These persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file with the SEC. To our knowledge, each of our directors and executive officers complied during 2005 with all applicable Section 16(a) filing requirements except for Jim Kelly, who was late in reporting a sale and certain gifts of class B common stock due to administrative error.
EQUITY COMPENSATION PLANS
      The following table provides information as of December 31, 2005, concerning shares of our class A common stock authorized for issuance under our existing equity compensation plans.

Number of securities remaining
	Number of securities to be		available for future issuance
	issued upon exercise of	Weighted-average exercise	under equity compensation
	outstanding options,	price of outstanding options,	plans (excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan category	(a)	(b)	(c)

Equity compensation plans approved by security holders(1)	26,877,427	$61.85	22,061,757

Equity compensation plans not approved by security holders	—	N/A	—

Total(2)	26,877,427		22,061,757

(1)	Includes the United Parcel Service, Inc. Incentive Compensation Plan, the United Parcel Service, Inc. Discounted Employee Stock Purchase Plan and the UPS Qualified Stock Ownership Plan. Includes restricted stock units and restricted performance units granted under the Incentive Compensation Plan. However, the weighted average exercise price does not take these unit awards into account.
(2)	Does not include options to purchase an aggregate of 147,586 shares, at a weighted average exercise price of $60.48, granted under plans assumed in connection with acquisition transactions. No additional options may be granted under these plans.
SOLICITATION OF PROXIES
      We will pay our costs of soliciting proxies. Directors, officers and other employees may solicit proxies by mail, in person or by telephone. We will reimburse brokers, fiduciaries, custodians and other nominees for out-of-pocket expenses incurred in sending our proxy materials to, and obtaining instructions relating to the proxy materials from, beneficial owners.

HOUSEHOLDING
      In 2001, we adopted a procedure approved by the SEC called “householding.” Under this procedure, multiple shareowners who share the same last name and address and do not participate in electronic delivery will receive only one copy of the annual proxy materials, although each shareowner will receive his or her own proxy card. We have undertaken householding to reduce our printing costs and postage fees.
      If you wish to opt out of householding and continue to receive multiple copies of the proxy materials at the same address, you may do so at any time prior to thirty days before the mailing of proxy materials, which typically are mailed in March of each year, by notifying us in writing or by telephone at: UPS Investor Relations, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, (404) 828-6059. You also may request additional copies of the proxy materials by notifying us in writing or by telephone at the same address or telephone number.
      If you share an address with another shareowner and currently are receiving multiple copies of the proxy materials, you may request householding by notifying us at the above-referenced address or telephone number.
OTHER BUSINESS
      Our board of directors is not aware of any business to be conducted at the annual meeting of shareowners other than the proposals described in this proxy statement. Should any other matter requiring a vote of the shareowners arise, the persons named in the accompanying proxy card will vote in accordance with their best judgment.
      Under our bylaws and SEC regulations, any shareowner proposals or director nominations for the 2007 annual meeting of shareowners must be received by our Corporate Secretary at 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328, no later than November 20, 2006 to be eligible for inclusion in the proxy statement for next year’s meeting.
      Pursuant to Rule 14a-4 under the Exchange Act, if a shareowner notifies us after February 3, 2007 of an intent to present a proposal at our 2007 annual meeting of shareowners, our proxy holders will have the right to exercise discretionary voting authority with respect to the proposal, without including information regarding the proposal in our proxy materials.
      A copy of our 2005 annual report on Form 10-K, including financial statements, as filed with the SEC, may be obtained without charge upon written request to: Corporate Secretary, 55 Glenlake Parkway, N.E., Atlanta, Georgia 30328. It is also available on our investor relations website at www.shareholder.com/ups.

Annex I
Excerpt from the UPS Corporate Governance Guidelines
Relating to Director Independence Standards
      An “independent” director is a director whom the Board has determined has no material relationship, other than as a director of the Company, with the Company or any of its consolidated subsidiaries, either directly, or as a partner, shareholder or officer of an organization that has a relationship with the Company. In addition, when determining whether a director is independent, the Board applies the categorical standards set forth below.
      Under no circumstances is a director independent if:

1. the director is, or has been within the past three years, an employee of the Company, or an immediate family member of the director is, or in the past three years has been, an executive officer of the Company, other than on an interim basis;

2. (A) the director or an immediate family member is a current partner of a firm that is the Company’s external auditor; (B) the director is a current employee of such a firm; (C) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (D) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time.

3. the director, or a member of the director’s immediate family, is or in the past three years has been, an executive officer of another company where any of the Company’s present executives concurrently served on the compensation committee;

4. the director, or a member of the director’s immediate family, has, in any twelve-month period within the past three years, received any direct compensation from the Company in excess of $100,000, other than compensation for service on the Board or any of its committees, compensation received by the director’s immediate family member for service as a non-executive employee of the Company, and pension or other forms of deferred compensation for prior service with the Company; or

5. the director is a current employee, or a member of the director’s immediate family is an executive officer, of another company that makes payments to or receives payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any single fiscal year, exceeded the greater of $1 million or 2% of the other company’s consolidated gross revenues. For purposes of this section, a contribution to a tax-exempt entity is not a “payment.”
      An “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

UNITED PARCEL SERVICE, INC.
INVESTOR RELATIONS B1F7
55 GLENLAKE PARKWAY, N.E.
ATLANTA, GEORGIA 30328
VOTE BY INTERNET — www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 3, 2006. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by United Parcel Service, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE — 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 3, 2006. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to United Parcel Service, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717. If you vote by Internet or phone, you do not need to return this card.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:     X
UPS001          KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
UNITED PARCEL SERVICE, INC.

1.	Election of a board of directors to serve until the 2007		For	Withhold	For All	To withhold authority to
	annual meeting of shareowners.		All	All	Except	vote for one or more
nominee(s), mark “For
All Except” and write the
nominee’s number(s) on
the line below.
	01) John J. Beystehner	07) Ann M. Livermore
	02) Michael J. Burns	08) Gary E. MacDougal
	03) D. Scott Davis	08) Victor A. Pelson
	04) Stuart E. Eizenstat	10) John W. Thompson
	05) Michael L. Eskew	11) Carol B. Tomé
	06) James P. Kelly	12) Ben Verwaayen
			☐	☐	☐

		For	Against	Abstain
2.	Ratification of the appointment of Deloitte & Touche LLP as UPS’s independent registered
	public accountants for the year ending December 31, 2006.	☐	☐	☐

3.	In their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.
Sign exactly as name appears hereon. For joint accounts all co-owners should sign. Executors, administrators, custodians, trustees, etc. should so indicate when signing.

	Yes	No
Please indicate if you plan to attend this meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX] Date	Signature (Joint Owners) Date

UNITED PARCEL SERVICE, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Shareowners to be held on May 4, 2006
     I hereby appoint MICHAEL L. ESKEW and TERI P. McCLURE, or either of them, with power of substitution, as attorneys and proxies to vote all of the shares of stock outstanding in my name as of March 9, 2006 at the annual meeting of shareowners of United Parcel Service, Inc. to be held at the Hotel du Pont, 11th and Market Streets, Wilmington, Delaware 19801, on May 4, 2006, and at any or all adjournments thereof, and I hereby instruct and authorize the attorneys to vote as stated on the reverse side. (If you sign and return this proxy but no direction is made, this proxy will be voted FOR the election of the nominees listed in Proposal 1 and FOR Proposal 2.)

     If I participate in the UPS Qualified Stock Ownership Plan and Trust, I direct the Trustee to vote the stock in the manner stated on the reverse side. (If you sign and return this proxy but no direction is made, the Trustee will vote the shares FOR the election of the nominees listed in Proposal 1 and FOR Proposal 2. If this card is not returned or is returned unsigned, the Trustee will vote the shares in the same proportion as the shares for which voting instructions are received from other participants.)

(CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE)